UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2014
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

001-11312
(Commission File Number)

58-0869052
(IRS Employer Identification Number)

191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 407-1000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On May 28, 2014, Cousins Properties Incorporated and certain subsidiaries (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “New Facility”) under which the Company may borrow up to $500 million if certain conditions are satisfied.
The New Facility recast its existing $350 million senior unsecured revolving line of credit, dated February 28, 2012 (the “Existing Facility”) by:

•	Increasing the size by $150 million to $500 million.

•	Extending the maturity date from February 28, 2016 to May 28, 2019.

•	Reducing the per annum variable interest rate spread and other fees.

•
Providing for the expansion of the New Facility by an additional $250 million for a total available of $750 million, subject to receipt of additional commitments from lenders and other customary conditions.

The New Facility is co-led by JP Morgan Chase Bank, N.A. as Syndication Agent and L/C Issuer, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and SunTrust Bank as Documentation Agent and L/C Issuer. Wells Fargo Bank, N.A., PNC Bank, N.A., U.S. Bank N.A., Morgan Stanley Senior Funding, Inc. and Citizens Bank, N.A. are Co-Documentation Agents. Three additional lending institutions are also parties thereto.
The New Facility contains certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 2.00; a fixed charge coverage ratio of at least 1.50; an overall leverage of no more than 60%; and a minimum shareholders’ equity in an amount equal to $1,016,267,000, plus a portion of the net cash proceeds from certain equity issuances.
The interest rate applicable to the New Facility varies according to the Company’s leverage ratio, and may, at the election of the Company, be determined based on either (1) the current LIBOR plus the applicable spread detailed below, or (2) the greater of Bank of America’s prime rate, the federal funds rate plus 0.50% or the one-month LIBOR plus 1.0% (the “Base Rate”), plus the applicable spread detailed below. Fees on letters of credit issued under the New Facility are payable at an annual rate equal to the spread applicable to loans bearing interest based on LIBOR. The Company also pays an annual facility fee on the total commitments under the New Facility. The pricing spreads and the facility fee under the New Facility are as follows:

Leverage Ratio	Applicable % Spread for LIBOR Loans	Applicable % Spread for Base Rate Loans	Annual Facility Fee %
≤ 30%	1.10%	0.10%	0.15%
> 30% but ≤ 35%	1.10%	0.10%	0.20%
> 35% but ≤ 40%	1.15%	0.15%	0.20%
> 40% but ≤ 45%	1.20%	0.20%	0.20%
> 45% but ≤ 50%	1.20%	0.20%	0.25%
> 50%	1.45%	0.45%	0.35%
On and after the date that the Company obtains an Investment Grade Rating, the Company may permanently elect to base the applicable spread and facility fees under the New Facility as detailed below:

S&P / Moody’s Rating	Applicable % Spread for LIBOR Loans	Applicable % Spread for Base Rate Loans	Annual Facility Fee %
A- / A3	0.875%	0.000%	0.125%
BBB+ / Baa1	0.925%	0.000%	0.150%
BBB / Baa2	1.050%	0.050%	0.200%
BBB- / Baa3	1.25%	0.250%	0.250%
< BBB- / Baa3 or unrated	1.65%	0.650%	0.300%
Proceeds from the New Facility are intended to be utilized for acquisitions, development, or renovation of real estate properties; to repay other debt; as working capital in the ordinary course of business; and for other general corporate purposes.
The New Facility contains customary representations and warranties and affirmative and negative covenants, as well as customary events of default. The amounts outstanding under the New Facility may be accelerated upon the occurrence of any events of default.
The agents and lenders, together with their affiliates, are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and lenders and/or their affiliates have, from time to time, performed, or may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the agents and lenders and/or their affiliates are also tenants or joint venture partners of the Company.
A copy of the New Facility is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.        Exhibit Description

10.1
Third Amended and Restated Credit Agreement, dated as of May 28, 2014, among Cousins Properties Incorporated as the Borrower (and the Borrower Parties, as defined, and the Guarantors, as defined); JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer; Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer; SunTrust Bank as Documentation Agent and an L/C Issuer; Wells Fargo Bank, N.A., PNC Bank, N. A., U.S. Bank National, N. A., Citizens Bank, N.A. and Morgan Stanley Senior Funding, Inc. as Co-Documentation Agents; The Northern Trust Company, First Tennessee Bank N.A. and Atlantic Capital Bank as Other Lender Parties; J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Inc. and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Bookrunners.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2014

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
Pamela F. Roper
Senior Vice President, General Counsel and Corporate Secretary